EXHIBIT 21 - SUBSIDIARIES

          Entity Name            Jurisdiction   Ownership
------------------------------   ------------   ---------
LTR Antisense Technology, Inc.     New York        100%
Nanolution, LLC                    New York        100%
Biophan Europe GmbH                 Germany         51%
TE Bio LLC                         New York         51%
Myotech, LLC                       New York         38%